                                                                                                                  Exhibit 11.01
                                             Travelers Group Inc. and Subsidiaries
                                               Computation of Earnings Per Share
                                          (In millions, except for per share amounts)



                                                          Three months ended          Nine months ended
                                                             September 30,               September 30,
                                                     --------------------------     ----------------------

                                                          1995         1994            1995      1994
                                                          ----         ----            ----      ----
Earnings:
  Income from continuing operations                       $456         $292          $1,138      $885
  Preferred dividends:
    8.125% Cumulative Preferred Stock - Series A           (6)          (6)             (18)      (18)
    5.5% Convertible Preferred Stock - Series B            (2)          (2)              (5)       (5)
    $4.53 Convertible Preferred Stock - Series C           (4)          (4)             (13)      (12)
    9 1/4% Preferred Stock - Series D                      (9)          (9)             (27)      (27)
                                                        -----         -----           -----     -----
                                                          435           271           1,075       823
   Discontinued operations                                 25            40              89       107
                                                        -----         -----           -----     -----
                                                        $ 460         $ 311          $1,164     $ 930
                                                         ====          ====           =====      ====

Average shares:
  Common                                                  306.3        314.8            307.3     317.1
  Warrants                                                   .7          -                 .3       -
  Assumed exercise of dilutive stock options                4.9          2.7              4.0       3.0
  Incremental shares - Capital Accumulation Plan            6.3          3.5              5.3       3.1
                                                         ------      -------          -------   -------
                                                          318.2        321.0            316.9     323.2
                                                         ======       ======           ======    ======
Earnings per share:
  Continuing operating                                    $1.37        $0.85            $3.39     $2.55
  Discontinued operations                                  0.08         0.12             0.28      0.33
                                                           ----         ----             ----      ----

  Net Income                                              $1.45        $0.97            $3.67     $2.88
                                                           ====         ====             ====      ====

Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three and nine months ended September 30, 1995 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (6.9 and 6.9 million, respectively) and the incremental dilutive effect of common stock equivalents (2.0 and 4.5 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 327.1 and 328.3 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($5 and $16 million, respectively). The fully diluted earnings per common share for the three and nine months ended September 30, 1994 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (3.4 and 3.4 million, respectively) and the incremental dilutive effect of common stock equivalents (.4 and 1.0 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 324.8 and 327.6 million shares, respectively) and eliminating the dividend requirements of the convertible preferred stock ($2 and $5 million, respectively).